Trent Walker
Principal Financial Officer PIMCO ETF Trust
Pacific Investment Company Management Company
LLC 650 Newport Center Drive
Newport Beach, CA 92660

August 15, 2014


Dear Mr. Walker:

We are providing this letter to you for inclusion as an exhibit to your Form N-SAR filing pursuant to Item
77L.
We have audited the financial statements, listed in
Appendix A, incorporated by reference in the PIMCO
ETF Trust (hereinafter referred to as the "Funds") Annual Report on Form N-CSR for the year ended June
30, 2014 and issued our report thereon dated August 15,
2014.  Note 2 (d) to the financial statements
listed in Appendix A describes the change in Funds' utilization of book equalization. The Funds previously utilized equalization to keep the continuing shareholders' per share equity in undistributed net investment income from being affected by the continuous sales and redemptions of capital shares. The Funds have changed their accounting policy to eliminate the utilization of equalization for financial reporting
purposes.   It should be understood that the preferability of
one acceptable method of accounting over another for utilization of book equalization has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management's determination that this change in accounting principle is preferable. Based on our reading of management's stated reasons and justification for this change in accounting principle in the respective Notes to the Financial
Statements, as listed in Appendix A, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Funds' circumstances, the adoption of a preferable accounting principle in conformity with Accounting Standards Codification 250, Accounting Changes and Error Corrections.

Very truly yours,


PricewaterhouseCoopers LLP
Cc:  Board of Trustees, PIMCO ETF Trust Enclosure:
Appendix A







PricewaterhouseCoopers LLP, 1100 Walnut Suite 1300 Kansas
City MO 64106
T: (816) 472 7921, F (813) 329 7730, www.pwc.com/us










Fund Name
PIMCO 1-3 Year U.S. Treasury Index Exchange-Traded
Fund
PIMCO 3-7 Year U.S. Treasury Index Exchange-Traded
Fund
PIMCO 7-15 Year U.S. Treasury Index Exchange-Traded
Fund
PIMCO 25+ Year Zero Coupon U.S. Treasury Index
Exchange-Traded Fund PIMCO 1-5 Year U.S. TIPS Index
Exchange-Traded Fund
PIMCO 15+ Year U.S. TIPS Index Exchange-Traded Fund
PIMCO Broad U.S. TIPS Index Exchange-Traded Fund
PIMCO 0-5 Year High Yield Corporate Bond Index
Exchange-Traded Fund PIMCO Investment Grade
Corporate Bond Index Exchange-Traded Fund PIMCO
Australia Bond Index Exchange-Traded Fund
PIMCO Canada Bond Index Exchange-Traded Fund
PIMCO Germany Bond Index Exchange-Traded Fund
PIMCO Build America Bond Exchange-Traded Fund
PIMCO Diversified Income Exchange-Traded Fund
PIMCO Enhanced Short Maturity Exchange-Traded Fund
PIMCO Foreign Currency Strategy Exchange-Traded Fund
PIMCO Global Advantage(r) Inflation-Linked Bond
Exchange-Traded Fund PIMCO Intermediate Municipal
Bond Exchange-Traded Fund
PIMCO Low Duration Exchange-Traded Fund
PIMCO Short Term Municipal Bond Exchange-Traded
Fund PIMCO Total Return Exchange-Traded Fund



























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